Exhibit 4.(a).41

[FOR CONVENIENCE ONLY, NOT AN OFFICIAL TRANSLATION]

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 26

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter- “Partner”) we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998, as follows:

Amendment of the First Annex

1.	In the First Annex, at the end of Article 2.2 shall come:

45	POC (Push to talk over Cellular)	Holding a conversation by the push of a button on the MRT Terminal Equipment. The call may be private (between Subscribers) or a group call on the data communications network	Exists	In accordance with the Service File	Based on a temporary provision [1]

1 Temporary Provision – The Licensee will allow the activation of the “Push to Talk” service (hereinafter- the “ Service”) for any Subscriber that is a legal entity (an individual or corporation), provided that the number of users (the number of MRT Terminal Equipment units that are designated for the Service, hereinafter- Terminal Units) that the Subscriber has, does not exceed 20 during the first year from the beginning of the Service. Notwithstanding the above, if a significant change shall happen in the MRT sector that can affect the provision of the Service, the Ministry will consider shortening the period.”

Effect

2.	The beginning of the Service shall not be before Sunday July 18, 2004.

July 11, 2004

/s/ Uri Olenik —————————————— Uri Olenik, Adv. Director-General Ministry of Communications	/s/ Haim Giron —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing, Ministry of Communications